Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
United Natural Foods, Inc.:

We consent to the use of our reports dated September 29, 2008 with respect to the consolidated balance sheets of United Natural Foods, Inc. and subsidiaries (the “Company”) as of August 2, 2008 and July 28, 2007, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the fiscal years in the three-year period ended August 2, 2008, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of August 2, 2008 incorporated by reference herein.

Our report dated September 29, 2008, on the effectiveness of internal control over financial reporting, contains an explanatory paragraph that states that on November 2, 2007, the Company acquired Distribution Holdings, Inc. (“DHI”) and its wholly-owned subsidiary, Millbrook Distribution Services (“Millbrook”), and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of August 2, 2008, DHI and Millbrook’s internal control over financial reporting with associated assets of $171,090,000 (of which $95,016,000 represents goodwill and intangible assets included within the scope of the assessment) and total revenue of $211,385,000 generated by DHI and Millbrook that was included in the Company’s consolidated financial statements as of and for the year ended August 2, 2008.  Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of DHI and Millbrook.

/s/ KPMG LLP

Providence, Rhode Island
September 8, 2009